Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for the Fourth Quarter and Fiscal Year 2007

Dunkirk, NY – February 5, 2008 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $674,000 for the quarter ended December 31, 2007 compared to net income of $377,000 for the quarter ended December 31, 2006. Diluted earnings per share for the quarter ended December 31, 2007 and 2006 was $0.11 and $0.06, respectively. The dividend payment during the fourth quarter of 2007 was $0.04 per share, which was a 33.3% increase over the dividend payment of $0.03 per share in the third quarter of 2007.

Net interest income was $2.6 million and $2.3 million for the quarter ended December 31, 2007 and December 31, 2006, respectively. Net interest spread and the net interest margin were 2.56% and 3.08%, respectively, for the quarter ended December 31, 2007 compared to 2.39% and 2.88%, respectively, for the quarter ended December 31, 2006. Total interest income increased by $471,000, or 10.6%, to $4.9 million for the quarter ended December 31, 2007 in comparison to the same period in the prior year. The increase in interest income was attributed to a 6.3% increase in the net loans receivable balance since December 31, 2006 as well as an increase in the fair market value of our interest rate floor product during the quarter ended December 31, 2007 of $224,000. Total interest expense increased by $218,000, or 10.1%, from $2.2 million for the quarter ended December 31, 2006 to $2.4 million for the quarter ended December 31, 2007. The increase in total interest expense was largely attributed to a $13.0 million increase in borrowings, as well as a 0.19% increase in the average interest rate paid on borrowings compared to the same period last year.

Provision for loan losses during the quarter ended December 31, 2007 was $60,000 compared to $103,000 for the quarter ended December 31, 2006. Despite an increase in the average loan balance during the quarter ended December 31, 2007 in comparison to the same period last year, management has determined that a higher provision was not necessary due to the quality of the loan portfolio. The majority of our loans are residential mortgage loans, backed by collateral in residential property. Most of our loans are made in the Western New York region, which has not been impacted by fluctuating market values that have been experienced in other parts of the country. We do not hold any sub-prime loans in our loan portfolio.

Non-interest income was $511,000 for the quarter ended December 31, 2007 compared to $488,000 for the same period in 2006. The increase was due to increased income on our bank-owned life insurance in comparison to the same period last year.

Non-interest expense increased $80,000, or 3.8%, to $2.2 million for the quarter ended December 31, 2007 compared to $2.1 million for the quarter ended December 31, 2006. Salaries and employee benefits increased by $73,000, or 6.6%, to $1.2 million for the quarter ended December 31, 2007 compared to the quarter ended December 31, 2006, principally due to salary increases and additional compensation expense for the stock options and restricted stock awards granted to directors and officers on November 15, 2006. Professional service expenditures increased by $40,000, or 15.4%, to $299,000. Included in these expenditures were increased expenses for consulting services relating to a fee income enhancement project. We expect to see increased fee income in 2008 as a result of this project. Advertising expense decreased by $34,000 and postage and office supplies decreased by $16,000 for the quarter ended December 31, 2007 in comparison to the same period last year.

Income taxes for the quarter ended December 31, 2007 were $136,000, a decrease of $59,000, or 30.3%, from $195,000 for the quarter ended December 31, 2006. The decrease was attributed to a lower effective tax rate due to an increase in tax-exempt income on our bank-owned life insurance and municipal bond investments in comparison to the same period last year.

Net income in each of the years ended December 31, 2007 and 2006 was $1.8 million. Diluted earnings per share was $0.29 and $0.24 for the years ended December 31, 2007 and 2006, respectively.

Net interest income decreased by $240,000, or 2.5%, to $9.5 million for the year ended December 31, 2007 from $9.7 million for the year ended December 31, 2006. Net interest spread and the net interest margin were 2.42% and 2.92%, respectively, for the year ended December 31, 2007 compared to 2.60% and 3.00%, respectively, for the year ended December 31, 2006.

Non-interest income was $2.0 million and $1.8 million, respectively for the years ended December 31, 2007 and 2006.

Non-interest expense was $9.1 million for the year ended December 31, 2007 compared to $8.6 million for the year ended December 31, 2006. Salaries and employee benefits increased by $299,000, or 6.5% due to annual increases in salary and benefit costs, as well as compensation expenses related to stock option and restricted stock awards granted in November 2006. Professional service expenditures increased by $272,000, or 28.6%, to $1.2 million for the year ended December 31, 2007 compared to the year ended December 31, 2006, mainly due to increased SEC and Sarbanes-Oxley related compliance expenses as a result of being a public company. We also hired an outside consultant to assist us with fee income strategies, resulting in $127,000 of additional expenses in 2007. We expect to see increased fee income in 2008 as a result of this project. Occupancy and equipment expenses decreased by $85,000 for the year ended December 31, 2007, in comparison to the year ended December 31, 2006, primarily due to several assets that had become fully depreciated in 2007, but remained outstanding on the depreciation schedule during 2006. Lastly, management instituted cost-cutting measures in 2007 to improve efficiency, including a decrease in advertising expense of $48,000 and a decrease in office supplies and postage expenses of $25,000.

Income taxes for the year ended December 31, 2007 were $451,000, which represented a decrease of $460,000, or 50.5%, from $911,000 for the year ended December 31, 2006. The decrease was due to tax exempt interest income on bank owned life insurance and municipal bond investments. In 2007, the impact of this tax exempt income reduced the effective tax rate by 11.8%, in comparison to a 5.1% reduction to the effective tax rate in 2006.

Total assets were $357.8 million at December 31, 2007 compared to $354.2 million at December 31, 2006. Total equity was $53.5 million at December 31, 2007 compared to $53.7 million at December 31, 2006. During 2007, we re-purchased $2.2 million shares of common stock, which are now categorized as treasury stock.

“We are pleased with our fourth quarter earnings. The earnings reflect our aggressive efforts to increase loan originations and reduce interest expense on our deposit products,” stated David C. Mancuso, President and Chief Executive Officer. “We hope to capitalize on this trend in the upcoming year to continue to improve shareholder value. Our 2007 net income of $1.8 million reflect our efforts to manage expenses by relinquishing high cost deposits, increasing non-interest income, and reducing tax expense. In general, 2007 was a very difficult year for many banks due to the sub-prime loan crisis and interest rate environment. Fortunately, we have not experienced the same difficulties as many banks due to our focus on maintaining a quality loan portfolio.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	December 31, 2007	December 31, 2006
	(Unaudited)
	(Dollars In Thousands)
Total assets	$357,800	$354,237
Cash and cash equivalents	10,091	18,682
Securities available for sale	105,922	108,016
Loans receivable, net	218,711	205,677
Deposits	240,828	249,637
Short-term borrowings	18,505	10,605
Long-term debt	37,940	32,750
Equity	53,464	53,747

STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)
Total Interest Income	$4,922	$4,451	$18,622	$17,774
Total Interest Expense	2,369	2,151	9,133	8,045

Net Interest Income	2,553	2,300	9,489	9,729

Provision for Loan Losses	60	103	105	158

Net interest income after provision for loan losses	2,493	2,197	9,384	9,571
Noninterest income	511	488	2,002	1,805
Noninterest expense	2,194	2,114	9,118	8,646

Income before income taxes	810	571	2,268	2,730
Income tax	136	194	451	911

Net income	$674	$377	$1,817	$1,819

Basic earnings per common share *	$0.11	$0.06	$0.29	$0.24
Diluted earnings per common share *	$0.11	$0.06	$0.29	$0.24
Dividends declared per share	$0.04	$0.03	$0.13	$0.03

*	The earnings per share for the three and twelve months ended December 31, 2006 is calculated for the period after the Company’s initial public offering closed and stock issued on April 3, 2006.

SELECTED FINANCIAL RATIOS:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Return on average assets	0.76%	0.44%	0.52%	0.52%
Return on average equity	5.03%	2.76%	3.39%	4.05%
Average interest-earning assets to average interest-bearing liabilities	118.05%	118.11%	117.94%	116.16%
Interest rate spread	2.56%	2.39%	2.42%	2.60%
Net interest margin	3.08%	2.88%	2.92%	3.00%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070